Rule 12b-1 DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

OF Augustar Variable Insurance Products Fund, Inc.

1. The Plan. This Rule 12b-1 Distribution and Shareholder Services Plan (the “Plan”), when effective in accordance with its terms, is a written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”) of certain series of AuguStar Variable Insurance Products Fund, Inc. (“Company”) listed in Schedule A hereto (each, a “Series”).

2. Shares of the Series. It is understood that shares of beneficial interest (“Shares”) of each Series may be offered to life insurance companies for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and/or variable life insurance policies (“Variable Contracts”).

3. Distribution and Service Agreement. The Company has entered into a Distribution Agreement with respect to each Series with AuguStar Distributors, Inc. (“AuguStar Distributors”), under which AuguStar Distributors serves as the Series’ principal underwriter. This Plan does not require AuguStar Distributors to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Shares of any Series. Any distribution and service agreement (“Agreement”) relating to the implementation of this Plan shall be in writing and subject to approval and termination pursuant to the provisions of Sections 7 and 9 of this Plan. However, this Plan shall not obligate the Series or any other party to enter into such Agreement.

4. Compensation.

(a)	Shares of each Series shall pay to AuguStar Distributors, as compensation for providing distribution, shareholder and administrative services, a fee at the rate specified for that Series on Schedule B, such fee to be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

(b)	The fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, PROVIDED THAT, so long as the limitations set forth in Rule 2830 of the Conduct Rules (“Rule 2830”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”) remain in effect and apply to recipients of payments made under this Plan, the amounts paid hereunder shall not exceed those limitations, including permissible interest.

Payments under this Plan may be made to any entity, including affiliates of the Company’s investment adviser or the Company itself, that renders distribution and shareholder servicing assistance, including insurance company general accounts that may remit such payments to affiliated or unaffiliated broker-dealers or shareholder servicing agents.

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5. Distribution Services. As principal underwriter of the Company’s shares, AuguStar Distributors may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of Shares of the Series, including, but not limited to, compensation to employees of AuguStar Distributors; compensation to AuguStar Distributors and other broker-dealers that engage in or support the distribution of shares or variable contracts whose proceeds are invested in shares of the Series; payment of intermediary compensation; expenses of AuguStar Distributors and such other broker-dealers and entities, including overhead and telephone and other communication expenses; the printing of prospectuses, statements of additional information, and reports for other than existing shareholders; and the preparation and distribution of sales literature and advertising materials.

6. Administration and Shareholder Services. AuguStar Distributors may spend such amounts as it deems appropriate on the administration and servicing of the Series’ shareholder accounts. Such expenditures may be for providing or obtaining services including, but not limited to, the following: administering periodic investment and periodic withdrawal programs; researching and providing historical account activity information for shareholders requesting it; preparing and mailing account and confirmation statements to account holders; preparing and mailing tax forms to account holders; serving as custodian to retirement plans investing in Shares; dealing appropriately with abandoned accounts; collating and reporting the number of Shares attributable to each state for blue sky registration and reporting purposes; identifying and reporting transactions exempt from blue sky registration requirements; and providing and maintaining ongoing shareholder services for the duration of the shareholders’ investment in Shares of each Series, which may include updates on performance, total return, other related statistical information, and a continual analysis of the suitability of the investment in Shares of each Series. Expenditures by AuguStar Distributors may also be for providing services to life insurance companies that issue the Variable Contracts, their affiliates, or current and prospective owners of Variable Contracts including, but not limited to, the following: teleservicing support in connection with the Series; delivery and responding to inquiries respecting the Series’ Prospectus and/or Statement of Additional Information, reports, notices, proxies and proxy statements and other information respecting the Series (but not including services paid for by the Company such as printing and mailing); facilitation of the tabulation of Variable Contract owners’ votes in the event of a meeting of Company shareholders; conveyance of information to the Company, or its transfer agent as may be reasonably requested; provision of support services including providing information about the Company and the Series and answering questions concerning the Company and the Series, including questions respecting Variable Contract owners’ interests in the Series; provision and administration of Variable Contract features for the benefit of Variable Contract owners participating in the Series including fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; and provision of other services deemed appropriate by AuguStar Distributors from time to time.

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7. Effectiveness and Continuation. This Plan shall take effect with respect to a Series on the date indicated in Schedule A and, unless sooner terminated as herein provided, this Plan shall remain in effect with respect to the Series for one year following the applicable effective date listed on Schedule A, and year to year thereafter, provided, however, that such continuance is specifically approved with respect to such Series at least annually together with any related agreements, by votes of a majority of both (i) the Board of Directors of the Company and (ii) those Directors who are not “interested persons” of the Company, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Independent Directors”), cast in person at a meeting or meetings called for the purpose of voting on this Plan.

8. Amendment. This Plan may be amended at any time by the Board of Directors, provided that (a) any amendment to increase materially the amount spent by a Series for distribution, shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Shares of that Series, and (b) any material amendments of this Plan shall be effective only upon approval provided in paragraph 6 hereof for annual approval.

9. Termination. This Plan may be terminated at any time with respect to a Series, without the payment of any penalty, by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of the Shares of the Series.

10. Reports. During the existence of this Plan, each Series shall require AuguStar Distributors to provide the Company, for review by the Board of Directors, and the Directors shall review, at least quarterly, a written report of the amount expended in connection with financing any activities primarily intended to result in the sale of Shares of the Series (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

11. Limitation of Liability. Consistent with the limitations of liability as set forth in the Company’s Declaration of Articles of Incorporation, any obligations assumed by a Series pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to that Series and its assets, and shall not constitute obligations of any other series of shares of the Company, of the shareholders, or of the Directors.

12. Non-Interested Directors. So long as the Plan is in effect, the Company will comply with the “fund governance standards” adopted by the SEC under the 1940 Act, including the independent selection and nomination of those Directors who are not interested persons (as defined in the 1940 Act) of the Company by the non-interested Directors then in office.

13. Miscellaneous. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

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SCHEDULE A

Series

Series		Date Made Party to the Plan
1.	AVIP AB Mid Cap Core Portfolio	August 28, 2025
2.	AVIP AB Relative Value Portfolio	August 28, 2025
3.	AVIP AB Small Cap Portfolio	August 28, 2025
4.	AVIP BlackRock Advantage Large Cap Value Portfolio	August 28, 2025
5.	AVIP BlackRock Advantage International Equity Portfolio	August 28, 2025
6.	AVIP BlackRock Advantage Large Cap Growth Portfolio	August 28, 2025
7.	AVIP BlackRock Advantage Large Cap Core Portfolio	August 28, 2025
8.	AVIP BlackRock Advantage Small Cap Growth Portfolio	August 28, 2025
9.	AVIP BlackRock Balanced Allocation Portfolio	August 28, 2025
10.	AVIP Bond Portfolio	August 28, 2025
11.	AVIP Constellation Dynamic Risk Balanced Portfolio	August 28, 2025
12.	AVIP Federated Core Plus Bond Portfolio	August 28, 2025
13.	AVIP Federated High Income Bond Portfolio	August 28, 2025
14.	AVIP Fidelity Institutional AM® Equity Growth Portfolio	August 28, 2025
15.	AVIP Intech U.S. Low Volatility Portfolio	August 28, 2025
16.	AVIP Nasdaq-100® Index Portfolio	August 28, 2025
17.	AVIP S&P 500® Index Portfolio	August 28, 2025
18.	AVIP S&P MidCap 400® Index Portfolio	August 28, 2025

SCHEDULE B

Fee Rates

Series		Fee Rate
1.	AVIP AB Mid Cap Core Portfolio	0.25%
2.	AVIP AB Relative Value Portfolio	0.25%
3.	AVIP AB Small Cap Portfolio	0.25%
4.	AVIP BlackRock Advantage Large Cap Value Portfolio	0.25%
5.	AVIP BlackRock Advantage International Equity Portfolio	0.25%
6.	AVIP BlackRock Advantage Large Cap Growth Portfolio	0.25%
7.	AVIP BlackRock Advantage Large Cap Core Portfolio	0.25%
8.	AVIP BlackRock Advantage Small Cap Growth Portfolio	0.25%
9.	AVIP BlackRock Balanced Allocation Portfolio	0.25%
10.	AVIP Bond Portfolio	0.15%
11.	AVIP Constellation Dynamic Risk Balanced Portfolio	0.25%
12.	AVIP Federated Core Plus Bond Portfolio	0.15%
13.	AVIP Federated High Income Bond Portfolio	0.15%
14.	AVIP Fidelity Institutional AM® Equity Growth Portfolio	0.25%
15.	AVIP Intech U.S. Low Volatility Portfolio	0.25%
16.	AVIP Nasdaq-100® Index Portfolio	0.25%
17.	AVIP S&P 500® Index Portfolio	0.25%
18.	AVIP S&P MidCap 400® Index Portfolio	0.25%